September 24, 2010

To the Trustees of:
DoubleLine Funds Trust
333 South Grand Avenue, Suite 1800
Los Angeles, CA 90071

  Re: Expense Limitation Agreement

Gentlemen:

With reference to the Investment Advisory and Management Agreement entered into by DoubleLine Capital LP (the “Adviser”) and DoubleLine Funds Trust (the “Trust”), in respect of DoubleLine Multi-Asset Growth Fund (the “Fund”), dated September __, 2010, we hereby notify you as follows:

1. The Adviser hereby agrees, for the one-year period commencing on the effective date of the Registration Statement of the Trust relating to the Fund, to waive its investment advisory fee and to reimburse other ordinary operating expenses of the Fund to the extent necessary to limit the ordinary operating expenses of the following share classes to an amount not to exceed the following annual rates (based on such class's average daily net assets):

Class A	1.45%
Class C	2.20%
Class I	1.20%
Class N	1.45%

For the purposes of this agreement, “ordinary operating expenses” exclude taxes, commissions, mark-ups, litigation expenses, indemnification expenses, interest expenses, Acquired Fund Fees and Expenses, and any extraordinary expenses.

2. To the extent that the Adviser waives its investment advisory fee and/or reimburses ordinary operating expenses of the Fund to satisfy the limitations set forth in this agreement, the Adviser may seek reimbursement from the Fund of a portion or all of such amounts at any time within three fiscal years after the fiscal year in which such amounts were waived or reimbursed, subject to these expense limitations.

3. Prior to the expiration of the one-year period referred to in paragraph one, the expense limitation arrangement set forth above for the Fund may only be modified by a majority vote of the trustees of the Trust who are not "interested persons" of the Trust, as defined under the Investment Company Act of 1940, as amended (the “1940 Act”).

4. We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statement on Form N-1A for the above referenced Fund, and any amendments thereto, with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under the 1940 Act, and expressly permit you to do so.

                   Very truly yours,

                   DOUBLELINE CAPITAL LP,

                   By: DoubleLine Capital GP LLC, its general partner

                   By: /s/ Joseph Sullivan
                                      Name:
                                    Title:

ACCEPTED AND AGREED TO ON BEHALF OF:
DoubleLine Multi-Asset Growth Fund

DOUBLELINE FUNDS TRUST

By:  /s/ Ronald Redell
          Name: Ronald Redell
Title: President